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Exhibit 10.26

AMENDMENT
TO
NORTHSTAR REALTY FINANCE CORP.
EXECUTIVE INCENTIVE BONUS PLAN

        A.    The NorthStar Realty Finance Corp. Executive Incentive Bonus Plan, as amended to date (the "Plan"), is amended as follows effective as of January 1, 2011:

          1.     Section 2(z) of the Plan is hereby amended to insert the following immediately prior to the period at the end thereof:

      "or such longer period established by the Committee, in its sole discretion"

          2.     The Plan is hereby amended to insert the following as a new Section 2(ll) thereto:

              "(ll) 'TSR' means, with respect to any period, the total compounded annual percentage return per share achieved by the Stock (assuming contemporaneous reinvestment of all dividends and other distributions declared and paid), based on the Stock Price on the first and last date of the applicable period."

          3.     The Plan is hereby amended to insert the following as a new Section 3(f) thereto:

              "(f)  The Bonus Pool Percentages, performance targets and other terms of any Bonuses to be paid under the Plan for any Plan Year after the initial 2009 Plan Year will be determined by the Committee and may vary from the terms set forth herein. Notwithstanding anything to the contrary set forth in this Plan, such determinations may, but need not, be attached to this Plan as exhibits; provided that such determinations are set forth in writing and are approved by the Committee. Any reference in this Plan to an exhibit to this Plan shall also include any such written determination."

          4.     The Plan is hereby amended by deleting Section 7(c) of the Plan in its entirety, and substituting therefor the following:

              "(c) The Restricted Stock Units shall be paid in shares of Stock to the extent available. To the extent shares of Stock are available for issuance under the Company's equity incentive plans, the Company may also permit Participants to elect to receive LTIP Units in NorthStar Realty Finance Limited Partnership in lieu of shares of Stock. To the extent shares of Stock are not available for issuance under the Company's equity incentive plans, the Restricted Stock Units (or a portion of the Restricted Stock Units) shall be settled in cash. If paid in cash, the amount of the Long-Term Bonus payment shall equal the product of (1) the number of Restricted Stock Units to be paid in cash and (2) the Stock Price as of the last day of the relevant Long-Term Bonus Performance Period. Additionally, a Participant shall be entitled to receive the cash dividend(s) paid on each share of Stock during each calendar year following the first calendar year of the Long-Term Bonus Performance Period for each Restricted Stock Unit earned in a given Long-Term Bonus Performance Period (the "Accumulated Dividend"). Notwithstanding the foregoing, no Participant shall receive an amount in cash (excluding any Accumulated Dividend) upon settlement of Restricted Stock Units granted for a Plan Year that exceeds (i) two times (A) the Participant's Long-Term Pool Percentage multiplied by (B) the Bonus Pool established with respect to such Plan Year or (ii) such other amount as the Committee shall determine with respect to the Long-Term Bonus Performance Period for such Plan Year."

          5.     Sections 8(c)(iii) and 9(b)(iii) of the Plan are hereby amended by (x) deleting "1,096" in each place where it appears in such Sections and replacing it with "the total number of days in such Long-Term Bonus Performance Period."

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  Exhibit 10.26
AMENDMENT TO NORTHSTAR REALTY FINANCE CORP. EXECUTIVE INCENTIVE BONUS PLAN